================================================================================


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: August 3, 1999




     Exact Name of Registrant             Commission       I.R.S. Employer
    as Specified in Its Charter           File Number     Identification No.
    ---------------------------           -----------     ------------------

   Hawaiian Electric Industries, Inc.       1-8503           99-0208097
   Hawaiian Electric Company, Inc.          1-4955           99-0040500



                                State of Hawaii
                ----------------------------------------------
                (State or other jurisdiction of incorporation)


                  900 Richards Street, Honolulu, Hawaii 96813
       ----------------------------------------------------------------
             (Address of principal executive offices and zip code)


Registrant's telephone number, including area code:


           (808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
            (808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

                                     None
        --------------------------------------------------------------
        (Former name or former address, if changed since last report.)


================================================================================

Item 5. Other Events

Forward-looking information

This report and other presentations made by Hawaiian Electric Industries, Inc.
(HEI) and Hawaiian Electric Company, Inc. (HECO) contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Except for historical information contained herein, the matters set forth are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the effect of international, national and local economic conditions, including the condition of the Hawaii tourist and construction industries and the Hawaii housing market; the effects of weather and natural disasters; product demand and market acceptance risks; increasing competition in the electric utility industry; capacity and supply constraints or difficulties; new technological developments; governmental and regulatory actions, including decisions in rate cases and on permitting issues; the results of financing efforts; the timing and extent of changes in interest rates and foreign currency exchange rates; the convertibility and availability of foreign currency; political and business risks inherent in doing business in developing countries; and the risks associated with the installation of new computer systems and the avoidance of Year 2000 problems. Investors are also referred to other risks and uncertainties discussed elsewhere in this report and in other periodic reports previously and subsequently filed by HEI and/or HECO with the Securities and Exchange Commission (SEC).


Refunding Special Purpose Revenue Bonds

It is anticipated that the Department of Budget and Finance of the State of Hawaii will issue and sell in August 1999 refunding special purpose revenue bonds, in two series, in the aggregate principal amount of $61.4 million for the benefit of HECO and its subsidiaries, Maui Electric Company, Limited (MECO) and Hawaii Electric Light Company, Inc. (HELCO). The proceeds of the sale will be used to provide a portion of the funds required for the refunding prior to stated maturity, at redemption prices which include premiums, of the 7.2% Series 1984 Special Purpose Revenue Bonds ($11.4 million, sold for the benefit of HELCO) and the 7-5/8% Series 1988 Special Purpose Revenue Bonds ($50.0 million, sold for the benefit of all three companies). A preliminary official statement with respect to the refunding special purpose revenue bonds is being prepared and is expected to be circulated on or about August 4, 1999. The following portions of the Form 8-K provide financial information for HECO and its subsidiaries for the second quarter and the six months ended June 30, 1999, and other updated information, in advance of the filing by HEI and HECO of their jointly-filed Form 10-Q for the quarter ended June 30, 1999.


Hawaiian Electric Company, Inc. and subsidiaries
Consolidated balance sheets  (unaudited)
                                                                                   June 30,              December 31,
(in thousands, except par value)                                                    1999                    1998
- -----------------------------------------------------------------------------------------------------------------------

Assets
Utility plant, at cost
   Land..................................................................        $    28,291             $   30,312
   Plant and equipment...................................................          2,783,752              2,750,487
   Less accumulated depreciation.........................................         (1,034,656)              (982,172)
   Plant acquisition adjustment, net.....................................                484                    510
   Construction in progress..............................................            161,399                144,035
                                                                                 -----------             ----------
         Net utility plant...............................................          1,939,270              1,943,172
                                                                                 -----------             ----------
Current assets
   Cash and equivalents..................................................             18,653                 54,783
   Customer accounts receivable, net.....................................             70,073                 69,170
   Accrued unbilled revenues, net........................................             40,566                 43,445
   Other accounts receivable, net........................................              1,553                  4,082
   Fuel oil stock, at average cost.......................................             23,141                 16,778
   Materials and supplies, at average cost...............................             19,342                 17,266
   Prepayments and other.................................................              4,167                  3,858
                                                                                 -----------             ----------
         Total current assets............................................            177,495                209,382
                                                                                 -----------             ----------
Other assets
   Regulatory assets.....................................................            111,618                108,344
   Other.................................................................             46,627                 50,355
                                                                                 -----------             ----------
         Total other assets..............................................            158,245                158,699
                                                                                 -----------             ----------
                                                                                 $ 2,275,010             $2,311,253
                                                                                 ===========             ==========
Capitalization and liabilities
Capitalization
   Common stock, $6 2/3 par value, authorized
      50,000 shares; outstanding 12,806 shares...........................        $    85,387             $   85,387
   Premium on capital stock..............................................            295,529                295,344
   Retained earnings.....................................................            415,944                405,836
                                                                                 -----------             ----------
         Common stock equity.............................................            796,860                786,567
   Cumulative preferred stock  not subject to mandatory redemption.......             34,293                 34,293
   HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed
      debentures.........................................................            100,000                100,000
   Long-term debt, net...................................................            626,754                621,998
                                                                                 -----------             ----------
         Total capitalization............................................          1,557,907              1,542,858
                                                                                 -----------             ----------
Current liabilities
   Preferred stock sinking fund and optional redemption payments.........                 --                 47,080
   Short-term borrowings  nonaffiliates..................................            123,127                133,863
   Short-term borrowings  affiliate......................................                 --                  5,550
   Accounts payable......................................................             51,322                 40,008
   Interest and preferred dividends payable..............................             10,983                 11,214
   Taxes accrued.........................................................             61,239                 58,335
   Other.................................................................             24,333                 30,166
                                                                                 -----------             ----------
         Total current liabilities.......................................            271,004                326,216
                                                                                 -----------             ----------
Deferred credits and other liabilities
   Deferred income taxes.................................................            129,372                128,327
   Unamortized tax credits...............................................             48,243                 48,130
   Other.................................................................             69,628                 66,818
                                                                                 -----------             ----------
         Total deferred credits and other liabilities....................            247,243                243,275
                                                                                 -----------             ----------
Contributions in aid of construction.....................................            198,856                198,904
                                                                                 -----------             ----------
                                                                                 $ 2,275,010             $2,311,253
                                                                                 ===========             ==========

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of income  (unaudited)

                                                                   Three months ended                    Six months ended
                                                                        June 30,                            June 30,
(in thousands, except for ratio of earnings                     ---------------------------         -----------------------------
to fixed charges)                                                1999               1998               1999               1998
- ---------------------------------------------------------------------------------------------------------------------------------
Operating revenues....................................          $250,858           $242,204           $487,483           $498,247
                                                                --------           --------           --------           --------
Operating expenses
Fuel oil..............................................            47,226             44,449             92,104            101,180
Purchased power.......................................            67,649             69,091            127,629            135,674
Other operation.......................................            32,477             33,879             64,800             69,965
Maintenance...........................................            13,583             10,866             26,888             21,230
Depreciation and amortization.........................            23,354             21,446             46,719             42,888
Taxes, other than income taxes........................            23,524             23,054             46,420             47,346
Income taxes..........................................            12,121             12,558             22,789             25,560
                                                                --------           --------           --------           --------
                                                                 219,934            215,343            427,349            443,843
                                                                --------           --------           --------           --------
Operating income......................................            30,924             26,861             60,134             54,404
                                                                --------           --------           --------           --------
Other income
Allowance for equity funds used
   during construction................................               987              2,866              2,026              5,642
Other, net............................................             1,301              2,320              2,372              4,322
                                                                --------           --------           --------           --------
                                                                   2,288              5,186              4,398              9,964
                                                                --------           --------           --------           --------
Income before interest and other charges..............            33,212             32,047             64,532             64,368
                                                                --------           --------           --------           --------
Interest and other charges
Interest on long-term debt............................             9,915             10,514             19,826             20,692
Amortization of net bond premium and expense..........               404                373                767                722
Other interest charges................................             1,851              1,667              3,920              3,301
Allowance for borrowed funds used
   during construction................................              (599)            (1,703)            (1,239)            (3,319)
Preferred stock dividends of subsidiaries.............               229                639                487              1,277
Preferred securities distributions of
   trust subsidiaries.................................             1,918              1,007              3,827              2,013
                                                                --------           --------           --------           --------
                                                                  13,718             12,497             27,588             24,686
                                                                --------           --------           --------           --------

Income before preferred stock dividends
   of HECO............................................            19,494             19,550             36,944             39,682
Preferred stock dividends of HECO.....................               270                861                639              1,731
                                                                --------           --------           --------           --------
Net income for common stock...........................          $ 19,224           $ 18,689           $ 36,305           $ 37,951
                                                                ========           ========           ========           ========

Ratio of earnings to fixed charges  (SEC method)......                                                    2.98               3.13
                                                                                                      ========           ========

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of retained earnings  (unaudited)
                                                                   Three months ended                    Six months ended
                                                                        June 30,                             June 30,
                                                          ---------------------------------    ---------------------------------
(in thousands)                                                   1999              1998               1999               1998
- --------------------------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of period................          $409,530           $391,518          $405,836           $387,582
Net income for common stock...........................            19,224             18,689            36,305             37,951
Common stock dividends................................           (12,810)                --           (26,197)           (15,326)
                                                                --------           --------          --------           --------
Retained earnings, end of period......................          $415,944           $410,207          $415,944           $410,207
                                                                ========           ========          ========           ========

HEI owns all the common stock of HECO. Therefore, per share data with respect to shares of common stock of HECO are not meaningful.

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
Consolidated statements of cash flows  (unaudited)

                                                                                               Six months ended
                                                                                                   June 30,
                                                                                -------------------------------------------
(in thousands)                                                                          1999                    1998
- ---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income before preferred stock dividends of HECO............................           $ 36,944                $ 39,682
Adjustments to reconcile income before preferred stock dividends of HECO to net cash provided by operating activities
      Depreciation and amortization of property,
         plant and equipment...............................................             46,719                  42,888
      Other amortization...................................................              3,177                   3,625
      Deferred income taxes................................................              1,045                   1,163
      Tax credits, net.....................................................                910                   2,553
      Allowance for equity funds used during construction..................             (2,026)                 (5,642)
      Changes in assets and liabilities
           Decrease in accounts receivable.................................              1,626                   6,252
           Decrease in accrued unbilled revenues...........................              2,879                   1,162
           Decrease (increase) in fuel oil stock...........................             (6,363)                  5,656
           Decrease (increase) in materials and supplies...................             (2,076)                    812
           Increase in regulatory assets...................................             (1,602)                 (3,265)
           Increase (decrease) in accounts payable.........................             11,314                  (9,003)
           Changes in other assets and liabilities.........................                683                 (28,769)
                                                                                      --------                --------
Net cash provided by operating activities..................................             93,230                  57,114
                                                                                      --------                --------

Cash flows from investing activities
Capital expenditures.......................................................            (44,042)                (60,542)
Contributions in aid of construction.......................................              4,423                   5,560
Payments on notes receivable...............................................                794                     756
                                                                                      --------                --------
Net cash used in investing activities......................................            (38,825)                (54,226)
                                                                                      --------                --------

Cash flows from financing activities
Common stock dividends.....................................................            (26,197)                (15,326)
Preferred stock dividends..................................................               (639)                 (1,731)
Preferred securities distributions of trust subsidiaries...................             (3,827)                 (2,013)
Proceeds from issuance of long-term debt...................................              4,675                  62,982
Repayment of long-term debt................................................                 --                 (57,500)
Redemption of preferred stock..............................................            (42,080)                 (2,400)
Net increase (decrease) in short-term borrowings from nonaffiliates
   and affiliate with original maturities of three months or less..........            (16,286)                 13,364
Other......................................................................             (6,181)                   (462)
                                                                                      --------                --------
Net cash used in financing activities......................................            (90,535)                 (3,086)
                                                                                      --------                --------

Net decrease in cash and equivalents.......................................            (36,130)                   (198)
Cash and equivalents, beginning of period..................................             54,783                   1,676
                                                                                      --------                --------
Cash and equivalents, end of period........................................           $ 18,653                $  1,478
                                                                                      ========                ========

See accompanying notes to HECO's consolidated financial statements.

Hawaiian Electric Company, Inc. and subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 1999 and 1998
(Unaudited)

- --------------------------------------------------------------------------------

(1)  Basis of presentation
- --------------------------

The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) for interim financial information and with the instructions to SEC Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in HECO's Annual Report on SEC Form 10-K for the year ended December 31, 1998 and the consolidated financial statements and the notes thereto in HECO's Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 1999.

In the opinion of HECO's management, the accompanying unaudited consolidated financial statements contain all material adjustments required by GAAP to present fairly the financial position of HECO and its subsidiaries as of June 30, 1999 and December 31, 1998, the results of their operations for the three and six months ended June 30, 1999 and 1998, and their cash flows for the six months ended June 30, 1999 and 1998. All such adjustments are of a normal recurring nature, unless otherwise disclosed in this Form 10-Q or other referenced material. Results of operations for interim periods are not necessarily indicative of results for the full year.

Certain reclassifications have been made to prior periods' consolidated financial statements to conform to the 1999 presentation.

(2)  Cash flows
- ---------------

Supplemental disclosures of cash flow information

Cash paid for interest (net of capitalized amounts) and income taxes was as follows:


                                                                                             Six months ended
                                                                                                   June,
                                                                                       -------------------------------
(in thousands)                                                                              1999           1998
- ----------------------------------------------------------------------------------------------------------------------
Interest...................................................................                $22,880        $22,641
                                                                                           =======        =======
Income taxes...............................................................                $ 5,153        $22,277
                                                                                           =======        =======

The decrease in income taxes paid for the six months ended June 30, 1999 compared to the same period in 1998 was primarily due to the increase in year-to-date Public Service Company tax deductions.

Supplemental disclosure of noncash activities

The allowance for equity funds used during construction, which was charged to construction in progress as part of the cost of electric utility plant, amounted to $2.0 million and $5.6 million for the six months ended June 30, 1999 and 1998, respectively.

(3)  Commitments and contingencies
- ----------------------------------

HELCO power situation

Background. In 1991, HELCO identified the need, beginning in 1994, for
- ----------
additional generation to provide for forecast load growth while maintaining a satisfactory generation reserve margin, to address uncertainties about future deliveries of power from existing firm power producers and to permit the retirement of older generating units. Accordingly, HELCO proceeded with plans to install at its Keahole power plant site two 20 megawatt (MW) combustion turbines (CT-4 and CT-5), followed by an 18 MW heat recovery steam generator (ST-7), at which time these units would be converted to a 58 MW dual-train combined-cycle
(DTCC) unit. In January 1994, the Public Utilities Commission of the State of Hawaii (PUC) approved expenditures for CT-4, which HELCO had planned to install in late 1994.

The timing of the installation of HELCO's phased DTCC unit at the Keahole power plant site has been revised on several occasions due to delays, described below, in (a) obtaining approval from the Hawaii Board of Land and Natural Resources
(BLNR) of a Conservation District Use Permit (CDUP) amendment and (b) obtaining from the Department of Health of the State of Hawaii (DOH) and the U.S. Environmental Protection Agency (EPA) a Prevention of Significant Deterioration/Covered Source permit (PSD permit) for the Keahole power plant site. The delays are primarily attributable to lawsuits, claims and petitions filed by independent power producers and other parties.

CDUP amendment. On July 10, 1997, the Third Circuit Court of the State of Hawaii
- ---------------
issued its Amended Findings of Fact, Conclusions of Law, Decision and Order addressing HELCO's appeal of an order of the BLNR, along with other consolidated civil cases relating to HELCO's application for a CDUP amendment. This decision allows HELCO to use its Keahole property as requested in its application. An amended order to the same effect was issued on August 18, 1997. Final judgments have been entered in all of the consolidated cases. Appeals with respect to the final judgments for certain of the cases have been filed with the Hawaii Supreme Court. Motions filed with the Third Circuit Court to stay the effectiveness of the judgments pending resolution of the appeals were denied in April and July 1998 (in response to a motion for reconsideration). In August 1998, the Hawaii Supreme Court denied nonhearing motions for stay of final judgment pending resolution of the appeals. Management believes that HELCO will ultimately prevail on appeal and that the final judgments of the Third Circuit Court will be upheld.

PSD permit. In November 1995, the EPA declined to sign HELCO's PSD permit for
- ----------
the combined-cycle unit. HELCO revised its permit application and, in 1997, the EPA approved a revised draft permit and the DOH issued a final PSD permit for HELCO's DTCC unit. Nine appeals of the issuance of the permit were filed with the EPA's Environmental Appeals Board (EAB) in December 1997.

On November 25, 1998, the EAB issued an Order Denying Review in Part and Remanding in Part. The EAB denied appeals of the permit that were based on challenges to (1) the DOH's use of a netting analysis (with respect to nitrogen oxide (NOx) emissions), (2) the DOH's determination of Best Available Control Technology (BACT) for control of sulfur dioxide emissions, and (3) certain aspects of the DOH's ambient air and source impact analysis. However, the EAB concluded that the DOH had not adequately responded to comments that had been made during the public comment period that data relating to certain ambient air concentrations were outdated or were measured at unrepresentative locations. The EAB remanded the proceedings and directed the DOH to reopen the permit for the limited purpose of (1) providing an updated air quality impact report incorporating current data on sulfur dioxide and particulate matter ambient concentrations and (2) providing a sufficient explanation of why the carbon monoxide and ozone data used to support the permit are reasonably representative, or performing a new air quality analysis based on data shown to be representative of the air quality in the area to be affected by the project. The EAB directed the DOH to accept and respond to public comments on the DOH's decisions with respect to these issues and ruled that any further appeals of its decision would be limited to the issues addressed on remand. On March 3, 1999, the EAB issued an Order denying motions for reconsideration which had been filed by HELCO, the Keahole Defense Coalition
(KDC) and Kawaihae Cogeneration Partners (KCP).

As a result of the EAB's decision on November 25, 1998 and its denial of all motions for reconsideration on March 3, 1999, there have been further delays in HELCO's construction of CT-4 and CT-5. The actual length of the delays will depend on the actions needed to address the EAB's rulings. HELCO continues to work with the DOH to address the issues specified in the EAB remand order, with the objective of having the final permit reissued by the end of 1999 and of reaching a final resolution of any appeals to the EAB as expeditiously as possible thereafter. HELCO believes that the PSD permit will eventually be obtained.

KDC declaratory judgment action. In February 1997, KDC and three individuals
- -------------------------------
(Plaintiffs) filed a lawsuit in the Third Circuit Court of the State of Hawaii against HELCO, the director of the DOH, and the BLNR, seeking declaratory rulings with regard to five counts alleging that, with regard to the Keahole project, one or more of the defendants had violated, or could not allow the plant to operate without violating, the State Clean Air Act, the State Noise Pollution Act, conditions of HELCO's conditional use permit, covenants of HELCO's land patent and Hawaii administrative rules regarding standard conditions applicable to land permits. The Complaint was amended in March of 1998 to add a sixth count, claiming that an amendment to a provision of the land patent (relating to the conditions under which the State could repurchase the land) is void and that the original provision should be reinstated.

On April 12, 1999, the Court ruled that, because there were no remaining issues of fact in the case, a May 1999 trial date was vacated, no further discovery was authorized, and proceedings before the Court were suspended pending any further administrative action by the DOH and BLNR. The Court's rulings to date on the six counts in the KDC complaint are as follows:

  1. Count I (State Clean Air Act): At a hearing on April 5, 1999, the Court ruled that the DOH was within its discretionary authority in granting HELCO's requests for additional extensions of time to file its Title V air permit applications.

  2. Count II (State Noise Pollution Act): At a hearing relating to Count II on February 16, 1999, the DOH notified the Court and the parties of a change in its interpretation of the noise rules promulgated under the State Noise Pollution Act. The change in interpretation would apply to the Keahole plant the noise standard applicable to the emitter property (which the DOH claims to be a 55 dBA (daytime) and 45 dBA (nighttime) standard) rather than the previously-applied noise standard of the receptor properties in the surrounding agricultural park (a 70 dBA standard).

      In response to the new position announced by the DOH, on February 23, 1999 HELCO filed a declaratory judgment action against the DOH, alleging that the noise rules were invalid on constitutional grounds. At a hearing on March 31, 1999, the Court granted KDC's motion to dismiss the new complaint and Plaintiffs' motion for reconsideration on Count II and ruled that the applicable noise standard was 55 dBA daytime and 45 dBA nighttime. The Court specifically reserved ruling on HELCO's claims or potential claims based on estoppel and on the constitutionality of the noise rules "as applied" to HELCO's Keahole plant. On May 12, 1999, the Order dismissing HELCO's declaratory judgment complaint was issued and Final Judgment was entered. The DOH objected to the entry of Final Judgment before all issues in the lawsuit were resolved, but an Order denying that motion was issued on July 26, 1999. HELCO has 30 days thereafter to appeal.

      Also on March 31, 1999, the Court granted in part and denied in part HELCO's motion for leave to file a cross-claim and a third-party complaint, stating that HELCO may file such motions on the "as applied" and "estoppel" claims once the DOH actually applies the

      55/45 dBA noise standard to the Keahole plant. An Order confirming this ruling was entered on June 1, 1999.

      The DOH has not issued any formal enforcement action applying the 55/45 dBA standard to the Keahole plant.

  3. Count III (violation of CDUP): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to BLNR. (Should DOH find HELCO in violation of the noise rules (see Count II), BLNR would be called to act on the impact of such violation, if any, on the CDUP.)

  4. Count IV (violations of HELCO's land patent): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to BLNR. (Should DOH find HELCO in violation of the noise rules (see Count II), BLNR would be called to act on the impact of such violation, if any, on the land patent.)

  5. Count V (HELCO's ability to comply with land use regulations): At a hearing on April 12, 1999, the Court granted HELCO's motion for summary judgment and suspended proceedings on this Count pending referral of this matter to BLNR for resolution of the administrative proceeding now pending before it. (See "BLNR petition," below.)

  6. Count VI (amendment of HELCO's land patent): At the March 31, 1999 hearing, the Court granted Plaintiffs' motion for summary judgment, finding that a 1984 amendment to HELCO's land patent was invalid because BLNR had failed to comply with the statutory procedure relating to amendments. The amendment was intended to correct an error in the original land patent with regard to the repurchase clause in the patent and to conform the language to the applicable statute, under which the State would have the right to repurchase the site (as opposed to an automatic reversion) if it were no longer used for utility purposes. HELCO and BLNR have discussed correcting this matter through an administrative or judicial reformation of the land patent.

If and when the DOH and BLNR/ Department of Land and Natural Resources of the State of Hawaii (DLNR) act on the issues relating to Counts II through VI, and depending upon their rulings, the KDC lawsuit may be moot. Meanwhile, HELCO is exploring possible noise mitigation measures, which can be implemented if necessary, for both the existing units and CT-4 and CT-5.

Orders were entered on April 16, 1999 with regard to Count I, May 18, 1999 with regard to Count VI, and June 3, 1999 with regard to Counts II through V. On April 30, 1999, KDC filed a motion to determine prevailing party and to tax attorney fees and costs and a motion for discovery sanctions. After hearing, the court ruled that plaintiffs were the prevailing party as to Counts II and V and were entitled to fees and costs with regard to those counts, denied plaintiffs' motion for fees as the prevailing party with regard to Count VI, denied HELCO's motion for fees as the prevailing party with regard to Count I and granted plaintiffs' request for discovery sanctions against HELCO for late supplementation of responses to discovery requests.

HELCO intends to continue to vigorously defend against the claims raised in this case and in related administrative actions.

Other complaints. Two additional cases were filed in 1998. First, in March 1998,
- ----------------
Plaintiff Ratliff filed a complaint for declaratory judgment against HELCO, the BLNR and the DLNR. The complaint alleges a violation of plaintiff's constitutional due process rights because the land use conditions (if any) which apply to HELCO's use of the Keahole site were determined administratively by the DLNR (through a letter issued to HELCO on January 30, 1998) rather than being decided by the BLNR in a contested case. Also filed with the complaint was a motion to stay enforcement of the DLNR letter, which motion was denied in April 1998. Second, in May 1998, Waimana Enterprises, whose subsidiary is a partner in KCP, filed a lawsuit in the Third Circuit Court of the State of Hawaii, asking for a declaration that the January 1998 DLNR letter is void and seeking an injunction to prevent HELCO from further construction until the Court or the BLNR, at a public hearing, determines what conditions and limitations apply and whether HELCO is in compliance with them. At a hearing on February 8, 1999, the parties agreed, and the Court orally ordered, the consolidation of the Ratliff lawsuit with the KDC lawsuit and the dismissal with prejudice of the Waimana lawsuit. Ratliff filed a motion for summary judgment with regard to the claims in her lawsuit and BLNR and DLNR, joined by HELCO, also filed a motion for summary judgment in that lawsuit. At the March 31, 1999 hearing, the Court granted the BLNR/DLNR motion and HELCO's joinder, finding that the January 30, 1998 letter was a ministerial function properly performed by DLNR. A proposed Order was approved by all counsel, but has not yet been entered by the Court.

IPP complaints. Two independent power producers (IPPs), KCP and Enserch
- --------------
Development Corporation (Enserch), filed separate complaints against HELCO with the PUC in 1993 and 1994, respectively, alleging that they are entitled to power purchase contracts to provide HELCO with additional capacity, which they claimed would be a substitute for HELCO's planned 58 MW DTCC unit at Keahole.

In September 1995, the PUC allowed HELCO to continue to pursue construction of and commit expenditures for the second combustion turbine (CT-5) and the steam recovery generator (ST-7) for its planned DTCC unit, but stated in its order that "no part of the project may be included in HELCO's rate base unless and until the project is in fact installed, and is used and useful for utility purposes." The PUC also ordered HELCO to continue negotiating with the IPPs and held that the facility to be built (i.e., either HELCO's or one of the IPP's) should be the one that can be most expeditiously put into service at "allowable cost."

The current status of the IPPs' PUC complaints, and of a complaint filed by Hilo Coast Power Company (HCPC) in April 1997, is as follows:

     Enserch complaint. On January 16, 1998, HELCO filed with the PUC an
     -----------------
     application for approval of a power purchase agreement for a 60 MW (net) facility and an interconnection agreement with Encogen Hawaii, L.P. (Encogen), an Enserch affiliate, both dated October 22, 1997. The PUC issued a decision and order approving the agreements on July 14, 1999, which was amended at HELCO's request on July 21, 1999. If the decision is not appealed (within the 30-day period allowed for filing a Notice of Appeal), and Encogen meets the in-service date deadlines in the power purchase agreement, Encogen's first phase of 22 MW is scheduled to be in-service in April 2000 and the remainder of its 60 MW facility is scheduled to be in-service in August 2000. If the decision is appealed, Encogen must decide by February 15, 2000 whether it will proceed with the project notwithstanding the appeal. If Encogen does proceed notwithstanding an appeal, the in-service date deadlines for Phases 1 and 2 would be extended to September 2000 and January 2001, respectively.

     KCP complaint. In January 1996, the PUC ordered HELCO to continue in good
     -------------
     faith to negotiate a power purchase agreement with KCP. In May 1997, KCP filed a motion for unspecified "sanctions" against HELCO for allegedly failing to negotiate in good faith. In June 1997, KCP filed a motion asking the PUC to designate KCP's facility as the next generating unit on the HELCO system and to determine the "allowable cost" which would be payable by HELCO to KCP. HELCO filed memoranda in opposition to KCP's motions. The PUC held an evidentiary hearing in August 1997. KCP filed two other motions, which HELCO opposed, to supplement the record. The PUC issued an Order in June 1998 which denied all of KCP's pending motions; provided rulings and/or guidance on certain avoided cost and contract issues; directed HELCO to prepare an updated avoided cost calculation that includes the Encogen agreement; and directed HELCO and KCP to resume contract negotiations. HELCO filed a motion for partial reconsideration with respect to one avoided cost issue. The PUC granted HELCO's motion and modified its order in July 1998. HELCO resumed negotiations with KCP in 1998 in compliance with the Order, but no agreement has been reached. On

     November 20, 1998, KCP filed a motion asking the PUC to appoint a hearings officer to make a recommendation to the PUC regarding the terms and conditions of a power purchase agreement and the calculation of avoided cost. HELCO filed a memorandum in opposition to KCP's motion on December 2, 1998. On July 9, 1999, KCP filed an additional motion, asking the PUC to reopen its complaint docket and to enforce the Public Utility Regulatory Policies Act of 1978 by calculating the utility's avoided cost. HELCO filed a memorandum in opposition to KCP's motion on July 16, 1999, KCP filed a reply on July 22, 1999 and the Consumer Advocate filed a statement of position on August 2, 1999.

     HCPC complaint. In April 1997, HCPC filed a complaint against HELCO with
     --------------
     the PUC, requesting an immediate hearing on HCPC's offer for a new 20-year power purchase agreement for its existing facility, which is proposed to be expanded from 22 MW to 32 MW. HCPC's existing power purchase agreement is scheduled to terminate at the end of 1999. The PUC converted the HCPC complaint into a purchased power contract negotiation proceeding. HCPC submitted a new proposal in the proceeding in March 1998 for a 32-year power purchase agreement. An evidentiary hearing, which was limited to three issues affecting the calculation of avoided costs, including which of HELCO's planned unit additions could be deferred or displaced by a new power purchase agreement with HCPC, was held in April 1998. On November 25, 1998, the PUC issued a Decision and Order in the HCPC complaint docket. The Decision and Order states that (1) "whether the next immediate unit is ultimately provided by Encogen at Hamakua or HELCO at Keahole, HCPC can negotiate to provide the increment of power following the next immediate unit", and "HELCO's sunk and parallel planning costs for CT-4 and CT-5 will not be part of the avoided cost calculation", and (2) the reconductoring of a transmission line to accept HCPC's proposed 32 MWs would be of system-wide benefit, and the cost would not be included in the avoided cost calculation. The decision also addressed a system-modeling issue, and required that the avoided cost calculation be based on the same assumptions used in the last (April 1998) avoided cost calculation. The PUC directed that HCPC and HELCO continue to negotiate a power purchase agreement and by February of 1999 submit to the PUC either a finalized agreement or reports informing the PUC of the matters preventing the finalization of an agreement. The parties entered into negotiations but have not finalized an agreement. Status reports were filed by HCPC and HELCO in February 1999. In its status report, HELCO requested a hearing with respect to the pricing and avoided cost issues. The PUC issued an Order reopening the docket to further assist HELCO and HCPC in negotiating an agreement and giving each party an opportunity to file supplemental memoranda. HELCO filed a Motion for Partial Reconsideration of the Order, stating that it would waive its right to a hearing if it were allowed to present oral arguments to the PUC. The PUC granted HELCO's motion, and oral arguments were held on March 25, 1999. On June 24, 1999, the PUC issued an Order in which it agreed with HELCO's avoided cost calculation. The PUC ordered HELCO and HCPC to continue negotiations consistent with the Order and to submit either a finalized agreement or, if no agreement is reached, to submit written reports informing the PUC of the matters that are preventing finalization of an agreement. As a result of a request by HCPC and HELCO, the PUC submittal date has been extended to August 18, 1999. Negotiations between HELCO and HCPC are continuing.

Management cannot determine at this time whether any party will appeal the decision and order approving the Encogen power purchase agreement, whether Encogen would proceed with its project if an appeal is taken, or whether the negotiations with KCP or HCPC or related PUC proceedings will result in the execution and/or PUC approval of an additional power purchase agreement.

BLNR petition. On August 5, 1998, KDC filed with the BLNR a Petition for
- --------------
Declaratory Ruling under Section 91-8, Hawaii Revised Statutes. The petition alleged that all conditions in Hawaii Administrative Rules Section 13-2-21 apply to HELCO's default entitlement to use its Keahole site, that the letter issued to HELCO by the DLNR in January 1998 was erroneous because it failed to incorporate all conditions applicable to the existing permits, and that the DOH issued three separate

Notices of Violation (NOVs) to HELCO in 1992 and 1998 for violation of clean air rules, which NOVs constitute violations under the existing permits and render such permits null and void. The petition requested that the BLNR commence a contested case on the petition; that the BLNR determine that HELCO has violated the terms of its existing conditional use permits, causing such permits to be null and void; and that the BLNR determine that HELCO has violated the conditions applicable to its default entitlement, such that HELCO should be enjoined from using the Keahole property under such default entitlement. The BLNR requested that each of the parties submit statements of position on the issues and HELCO filed its statement in October 1998. The last of the responsive submissions of the parties was filed in December 1998. The matter has not yet been set before BLNR for a determination of whether a hearing will be held. However, on June 3, 1999, counsel for BLNR submitted a status report to the Third Circuit Court informing the Court that KDC's petition would be presented to BLNR for resolution within 90 days of the status report.

DOH Notice of Violation. In July 1998, the DOH issued an NOV to HELCO for items
- -----------------------
allegedly constituting unauthorized construction activity at the Keahole Generating Station prior to receipt of an effective PSD permit for CT-4 and CT-
5. The NOV required HELCO to immediately halt construction activities on pipe rack foundations, a retaining wall and an oil/water separator, and imposed a fine of $48,800. HELCO complied with the stop work order on the designated items and paid the fine.

EPA Notice of Violation. In September 1998, the EPA issued an NOV to HELCO
- -----------------------
stating that HELCO violated the Hawaii State Implementation Plan by commencing construction activities at the Keahole generating station without first obtaining a final air permit. By law, 30 days after the NOV, the EPA may issue an order requiring compliance with applicable laws, assessing penalties and/or commencing a civil action seeking an injunction; however, no order has yet been issued. HELCO has put the EPA on notice that certain construction activities not affected by the NOV are continuing, and has received approval to proceed with certain construction activities. However, HELCO has halted work on other construction activities at Keahole until further notice is provided or approval is obtained from the EPA, or until the final air permit is received.

Contingency planning. In June 1995, HELCO filed with the PUC its generation
- --------------------
resource contingency plan detailing alternatives and mitigation measures to address the delays that have occurred in obtaining the permits necessary to construct its combined-cycle unit at Keahole. Actions under the plan have helped HELCO maintain its reserve margin and reduce the risk of near-term capacity shortages. In January 1996, the PUC opened a proceeding to evaluate HELCO's contingency resource plan and HELCO's efforts to insure system reliability. HELCO has filed reports with the PUC from time to time updating the contingency plan and the status of implementing the plan. The most recent update was filed on March 1, 1999. Due to the delays in adding new generation, upon the expiration of the HCPC power purchase agreement for 22 MW at the end of 1999, HELCO's reserve margin (based on firm capacity without considering as-available resources such as wind and run-of-the-river hydroelectric generators) in 2000 will be less than the margin called for by its generation planning criteria until new generation is added. The addition of new generation is not expected to occur until April 2000, at the earliest. When the HCPC power purchase agreement expires at the end of 1999, HELCO will have sufficient generation to cover projected monthly system peak loads with units on scheduled maintenance, but may not always have enough reserve margin to make up for the unexpected outage of one of its largest generation units beginning in January 2000 until new generation is added. HELCO is negotiating with HCPC for a new power purchase agreement and reviewing other options to mitigate the short-term reserve margin shortfall.

Project status and costs incurred. Although management believes it has acted
- ---------------------------------
prudently with respect to the Keahole project, effective December 1, 1998, HELCO decided to discontinue, for financial reporting purposes, the accrual of an Allowance For Funds Used During Construction (AFUDC) on

CT-4 and CT-5 (which would have been approximately $0.4 million after tax per month). The length of the delays to date and potential further delays were factors considered by management in its decision to discontinue the accrual of AFUDC. HELCO has also deferred plans for ST-7 to approximately 2006 or 2007, unless the Encogen facility is not placed in service as planned. In December 1998, HELCO removed $0.8 million in costs accumulated against ST-7 from construction work-in-progress, writing off $0.6 million and reclassifying $0.2 million in costs to inventory, since ST-7 would not be needed in the immediate future.

Under HELCO's current estimate of generating capacity requirements, there is a need for capacity in addition to the capacity which might be provided by any one of the IPPs. HELCO believes that issues surrounding the CDUP amendment, the PSD permit, the declaratory judgment actions, the BLNR petition and related matters will be satisfactorily resolved and will not prevent it from constructing CT-4 and CT-5. HELCO's current plan contemplates that CT-4 and CT-5 will be added to its system by early 2001. Management cannot determine at this time, however, the impact on its plans with regard to the installation of units CT-4 and CT-5 if power purchase agreements with two or more of the IPPs (including Encogen) were to be negotiated, approved by the PUC and implemented.

If it becomes probable that CT-4 and/or CT-5 will not be installed, HELCO may be required to write-off a material portion of the costs incurred in its efforts to put these units into service. As of June 30, 1999, HELCO's costs incurred in its efforts to put CT-4 and CT-5 into service amounted to $76.8 million, including approximately $31.8 million for equipment and material purchases, approximately $23.5 million for planning, engineering, permitting, site development and other costs and approximately $21.5 million for AFUDC accrued through November 30, 1998, after which HELCO stopped accruing AFUDC. It is the opinion of management that no adjustment is required to these costs as of June 30, 1999.

Competition proceeding

On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. After a collaborative process involving the 19 parties to the proceeding, final statements of position were prepared by several of the parties and submitted to the PUC in October 1998. HECO's position is that retail competition is not feasible in Hawaii, but that some of the benefits of competition can be achieved through competitive bidding for new generation, performance-based rate-making and innovative pricing provisions. The other parties to the proceeding advanced numerous other proposals in their statements of position. The PUC will determine what subsequent steps will be followed in the proceeding, but no timetable has been set for such a determination. Some of the parties may seek state legislative action on their proposals. HECO cannot predict what the ultimate outcome of the proceeding will be or which (if any) of the proposals advanced in the proceeding will be implemented.

Environmental regulation

In early 1995, the DOH initially advised HECO and others that it was conducting an investigation to determine the nature and extent of actual or potential releases of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. The DOH issued letters in December 1995, indicating that it had identified a number of parties, including HECO, who appear to be potentially responsible for the contamination and/or to operate their facilities upon contaminated land. The DOH met with these identified parties in January 1996 and certain of the identified parties [including HECO, Chevron Products Company, Equilon Enterprises LLC (formerly Shell Oil Products Company), the State of Hawaii Department of Transportation Harbors Division and others] formed a Technical Work Group and a Legal Work Group which now function together as the Honolulu Harbor Working Group. Effective January 30, 1998, the Honolulu Harbor Working Group and the DOH entered into a voluntary agreement and scope of work to determine the nature and extent of any contamination, the responsible parties and appropriate remedial actions.

On April 19, 1999, the Honolulu Harbor Working Group submitted to the DOH a "Data Assimilation and Review" report, which presents the results of a study conducted by a consultant to document environmental conditions in the Iwilei Unit of the Honolulu Harbor study area related to potential petroleum impacts. The location and sources (confirmed and potential) of petroleum releases were identified. The Honolulu Harbor Working Group will later submit a report that will include the identification and evaluation of potential hazardous areas, a preliminary risk screening and recommendations for additional data gathering to allow an assessment of the need for risk-based corrective action. Tentatively, it is expected that this report will be submitted to the DOH in the third quarter of 1999.

On July 14, 1999, the Honolulu Harbor Working Group engaged PHR Environmental Consultants, Inc. (PHR) to assist in identifying additional potentially responsible parties. Preliminary results from PHR are expected later in the third quarter 1999.

Because the process for determining appropriate remedial and cleanup action, if any, is at an early stage, management cannot predict at this time the costs of further site analysis or future remediation and cleanup requirements, nor can it estimate when such costs would be incurred. Certain of the costs incurred may be claimed and covered under insurance policies, but such coverage is not determinable at this time.

Also, see discussion of the DOH NOV and the EPA NOV issued to HELCO above.

(4)  HECO-obligated mandatorily redeemable trust preferred securities of
- -------------------------------------------------------------------------
   subsidiary trusts holding solely HECO and HECO-guaranteed debentures
   --------------------------------------------------------------------

In March 1997, HECO Capital Trust I (Trust I), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 8.05% Cumulative Quarterly Income Preferred Securities, Series 1997 (1997 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1997 trust preferred securities and the common securities were used by Trust I to purchase 8.05% Junior Subordinated Deferrable Interest Debentures, Series 1997 (1997 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1997 junior deferrable debentures, which bear interest at 8.05% and mature on March 27, 2027, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust I. The 1997 trust preferred securities must be redeemed at the maturity of the underlying debt on March 27, 2027, which maturity may be shortened to a date no earlier than March 27, 2002 or extended to a date no later than March 27, 2046, and are not redeemable at the option of the holders, but may be redeemed by Trust I, in whole or in part, from time to time, on or after March 27, 2002 or upon the occurrence of certain events.

In December 1998, HECO Capital Trust II (Trust II), a grantor trust and a wholly owned subsidiary of HECO, sold (i) in a public offering, 2 million of its HECO-Obligated 7.30% Cumulative Quarterly Income Preferred Securities, Series 1998 (1998 trust preferred securities) with an aggregate liquidation preference of $50 million and (ii) to HECO, common securities with a liquidation preference of approximately $1.55 million. Proceeds from the sale of the 1998 trust preferred securities and the common securities were used by Trust II to purchase 7.30% Junior Subordinated Deferrable Interest Debentures, Series 1998 (1998 junior deferrable debentures) issued by HECO in the principal amount of $31.55 million and issued by each of MECO and HELCO in the respective principal amounts of $10 million. The 1998 junior deferrable debentures, which bear interest at 7.30% and mature on December 15, 2028, together with the subsidiary guarantees (pursuant to which the obligations of MECO and HELCO under their respective debentures are fully and unconditionally guaranteed by HECO), are the sole assets of Trust II. The 1998 trust preferred securities must be redeemed at the maturity of the underlying debt on December 15, 2028, which maturity may be shortened to a date no earlier than December 15, 2003 or extended to a date no later than December 15, 2047, and are not redeemable at the option of the holders, but may be redeemed by Trust II, in whole or in part, from time to time, on or after December 15, 2003 or upon the occurrence of certain events. All of the proceeds from the sale were invested by Trust II in the underlying debt securities of HECO, HELCO and MECO, who used such proceeds from the sale of the 1998 junior deferrable debentures primarily to effect the redemption of certain series of their preferred stock having a total par value of $47 million.

The 1997 and 1998 junior deferrable debentures and the common securities of the Trusts have been eliminated in HECO's consolidated balance sheets as of June 30, 1999 and December 31, 1998. The 1997 and 1998 junior deferrable debentures are redeemable only (i) at the option of HECO, MECO and HELCO, respectively, in whole or in part, on or after March 27, 2002 (1997 junior deferrable debentures) and December 15, 2003 (1998 junior deferrable debentures) or (ii) at the option of HECO, in whole, upon the occurrence of a "Special Event" (relating to certain changes in laws or regulations).

(5)  Accounting changes
- -----------------------

Costs of computer software developed or obtained for internal use and start-up activities

In March 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which requires that certain costs, including certain payroll and payroll-related costs, be capitalized and amortized over the estimated useful life of the software. In April 1998, the AICPA Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-up Activities," which requires that costs of start-up activities, including organization costs, be expensed as incurred. The provisions of SOP 98-1 and SOP 98-5 are effective for fiscal years beginning after December 15, 1998. HECO and its subsidiaries adopted SOP 98-1 and SOP 98-5 effective January 1, 1999. The adoption of SOP 98-1 and SOP 98-5 did not have a material effect on HECO's consolidated financial condition, results of operations or liquidity.

Derivative instruments and hedging activities

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the provisions of SFAS No. 133 were amended by SFAS No. 137 to be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. HECO and its subsidiaries will adopt SFAS No. 133, as amended, on January 1, 2001, but management has not yet determined the impact, if any, of adoption.

(6)  Summarized financial information
- -------------------------------------

Summarized financial information for HECO's subsidiaries, HELCO and MECO, is as follows:

Balance sheet data
                                                               HELCO                                            MECO
                                                 --------------------------------------    ---------------------------------
                                                   June 30,          December 31,           June 30,          December 31,
(in thousands)                                       1999                1998                 1999                1998
- ----------------------------------------------------------------------------------------------------------------------------
Current assets................................       $ 34,148              $ 35,473           $ 35,106              $ 41,103
Noncurrent assets.............................        422,489               424,278            392,328               382,517
                                                     --------              --------           --------              --------
                                                     $456,637              $459,751           $427,434              $423,620
                                                     ========              ========           ========              ========


Common stock equity...........................       $156,838              $157,269           $161,669              $157,402
Cumulative preferred stock-not subject
    to mandatory redemption...................          7,000                 7,000              5,000                 5,000
Current liabilities...........................         57,078                62,313             30,381                32,052
Noncurrent liabilities........................        235,721               233,169            230,384               229,166
                                                     --------              --------           --------              --------
                                                     $456,637              $459,751           $427,434              $423,620
                                                     ========              ========           ========              ========


Income statement data
                                                HELCO                                                    MECO
                          ---------------------------------------------------      ----------------------------------------------
                            Three months ended              Six months                Three months ended           Six months
                                 June 30,                  ended June 30,                  June 30,              ended June 30,
                          -----------------------     -----------------------      -----------------------    -------------------
(in thousands)             1999            1998         1999            1998         1999          1998        1999        1998
- ---------------------------------------------------------------------------------------------------------------------------------

Operating
   revenues.........      $37,927         $37,602      $74,827        $76,377      $37,299      $32,515      $72,980      $68,245
Operating
   income...........        4,442           4,804        9,887          9,370        7,133        4,662       12,153        9,363
Net income for
   common stock.....        1,786           4,082        4,709          7,833        4,604        3,598        7,011        7,182

HECO has not provided separate financial statements and other disclosures concerning MECO and HELCO because in the opinion of management, such financial statements and other information are not material to holders of the 1997 and 1998 junior deferrable debentures issued by MECO and HELCO which have been fully and unconditionally guaranteed by HECO.

(7)  Reconciliation of electric utility operating income per HEI and HECO
- --------------------------------------------------------------------------
   consolidated statements of income
   ---------------------------------


                                                                     Three months ended                     Six months ended
                                                                           June 30,                              June 30,
                                                                 -----------------------------         ---------------------------
(in thousands)                                                     1999                1998               1999              1998
- ----------------------------------------------------------------------------------------------------------------------------------
Operating income from regulated and nonregulated activities
 before income taxes (per HEI consolidated statements of
 income)....................................................      $ 44,336           $ 41,698           $ 85,237          $ 84,259


Deduct:
 Income taxes on regulated activities.......................       (12,121)           (12,558)           (22,789)          (25,560)
 Revenues from nonregulated activities......................        (1,414)            (2,344)            (2,580)           (4,563)
Add:
 Expenses from nonregulated activities......................           123                 65                266               268
                                                                  --------           --------           --------          --------
Operating income from regulated activities after income
 taxes (per HECO consolidated statements of income).........      $ 30,924           $ 26,861           $ 60,134          $ 54,404
                                                                  ========           ========           ========          ========

Excerpts from Management's Discussion and Analysis of Financial Condition and
- -----------------------------------------------------------------------------
Results of Operations
- ---------------------

The following discussion should be read in conjuction with the consolidated financial statements of HECO and accompanying notes.

                             RESULTS OF OPERATIONS


Electric utility
- ----------------
                                    Three months ended
                                         June 30,
(in thousands, except per        ----------------------------             %            Primary reason(s) for significant
barrel amounts)                     1999               1998             change                       change
- ---------------------------------------------------------------------------------------------------------------------------------
Revenues...................       $252,272           $244,548                3         3.2% higher KWH sales ($7 million) and
                                                                                       higher rates at MECO ($3 million), partly
                                                                                       offset by lower fuel oil prices, the
                                                                                       effects of which are passed on to
                                                                                       customers ($2 million)
Expenses
  Fuel oil.................         47,226             44,449                6         Higher KWHs generated, partly offset by
                                                                                       lower fuel oil prices

  Purchased power..........         67,649             69,091               (2)        Lower KWHs purchased and fuel prices

  Other....................         93,061             89,310                4         Higher maintenance and depreciation and
                                                                                       amortization expenses, partly offset by
                                                                                       lower other operation expenses

Operating income...........         44,336             41,698                6         Higher revenues and lower other operation
                                                                                       expenses, partly offset by higher
                                                                                       maintenance and depreciation and
                                                                                       amortization expenses

Net  income for
   common stock............         19,224             18,689                3         Higher operating income, partly offset by
                                                                                       lower AFUDC

Kilowatthour sales
   (millions)..............          2,219              2,152                3

Fuel oil price per barrel..         $17.88             $18.22               (2)


                                      Six months ended
                                          June 30,
(in thousands, except per        ----------------------------               %          Primary reason(s) for significant
barrel amounts)                     1999               1998               change                     change
- ---------------------------------------------------------------------------------------------------------------------------------
Revenues...................       $490,063           $502,810               (3)        Lower fuel oil prices, the effects of
                                                                                       which are passed on to customers ($22
                                                                                       million), partly offset by 1.8% higher
                                                                                       KWH sales ($7 million) and higher rates
                                                                                       at MECO ($6 million)
Expenses
  Fuel oil.................         92,104            101,180               (9)        Lower fuel oil prices, partly offset by
                                                                                       higher KWHs generated

  Purchased power..........        127,629            135,674               (6)        Lower fuel prices and KWHs purchased

  Other....................        185,093            181,697                2         Higher maintenance and depreciation and
                                                                                       amortization expenses, partly offset by
                                                                                       lower other operation expenses

Operating income...........         85,237             84,259                1         Higher KWH sales and higher rates at MECO
                                                                                       and lower other operation expenses,
                                                                                       partly offset by higher maintenance and
                                                                                       depreciation and amortization expenses
                                                                                       (note: lower revenues were offset by
                                                                                       lower fuel oil and purchased power
                                                                                       expenses and lower taxes, other than
                                                                                       income taxes)

Net  income for
   common stock............         36,305             37,951               (4)        Higher operating income, more than offset
                                                                                       by lower AFUDC

Kilowatthour sales
   (millions)..............          4,354              4,279                2

Fuel oil price per barrel..         $17.41             $20.89              (17)

Kilowatthour (KWH) sales in the second quarter and first six months of 1999 increased 3.2% and 1.8%, respectively, from the same periods in 1998, partly due to an increase in the number of customers and warmer weather. Although KWH sales were higher, electric utility net income decreased 4% during the first six months of 1999, primarily due to a 27% increase in maintenance expenses, including a major scheduled combustion turbine overhaul, a 9% increase in depreciation and amortization expense and a 64% decrease in AFUDC. Depreciation increased and AFUDC decreased due to the additions to plant in 1998 and the nonaccrual of AFUDC at Keahole. Partly offsetting the higher other expenses for the first half of 1999 was a 7% decrease in other operation expenses, primarily due to lower employee benefits expense.

Updated KWH sales forecast

In May 1999, HECO, HELCO and MECO updated their five-year KWH sales forecast as follows:

                                                                                       Forecast
                                             Actual ----------------------------------------------------------------------
                                              1998           1999          2000          2001          2002           2003
- --------------------------------------------------------------------------------------------------------------------------
Sales (millions of KWH) (1)
  HECO (Oahu).......................         6,938          6,951         6,969         6,991         7,057          7,128
  HELCO (Hawaii)....................           903            905           911           919           932            946
  MECO (Maui, Lanai, Molokai).......         1,029          1,056         1,078         1,104         1,133          1,167
                                        ----------------------------------------------------------------------------------
Total...............................         8,870          8,912         8,958         9,014         9,122          9,241
                                        ==================================================================================
  Increase (decrease)
    from previous year (%)..........          (1.0)           0.5           0.5           0.6           1.2            1.3
                                        ==================================================================================

(1) Assumes, among other things, the impact of demand-side management programs, normalized weather based on a 23-year average and visitor arrival growth beginning in 2001 (primarily due to better than expected Westbound arrivals, and expected improvements in Japan's economy and the value of the yen).

Competition

The electric utility industry is becoming increasingly competitive. IPPs are well established in Hawaii and continue to actively pursue new projects. Customer self-generation, with or without cogeneration, has made inroads in Hawaii and is a continuing competitive factor. Competition in the generation sector in Hawaii is moderated, however, by the scarcity of generation sites, various permitting processes and lack of interconnections to other electric utilities. HECO has been able to compete successfully by offering customers economic alternatives that, among other things, employ energy efficient electrotechnologies such as the heat pump water heater.

Legislation has been introduced in Congress that would restructure the electric utility industry with a view toward increasing competition by, for example, allowing customers to choose their generation supplier. Some of the bills would exempt Alaska and Hawaii. Also, the proposed "Comprehensive Electricity Competition Act," submitted to Congress in May 1999, includes a provision that would permit states to "opt out" of the proposed retail competition deadline of not later than January 1, 2003.

On December 30, 1996, the PUC instituted a proceeding to identify and examine the issues surrounding electric competition and to determine the impact of competition on the electric utility infrastructure in Hawaii. See note (3) in HECO's "Notes to Consolidated Financial Statements." In their statement of position, HECO and its subsidiaries proposed to achieve some of the benefits of competition through proposals for (1) competitive bidding for new generation,
(2) performance-based ratemaking (which would include an index-based price cap, an earnings sharing mechanism and a benchmark incentive plan) and (3) innovative pricing provisions (including rate restructuring, expanded time-of-use rates, customer migration rates such as standby charges, flexible pricing to encourage economic development and to compete with customer generation options, new service options and two-part rates incorporating real-time pricing). HECO and its subsidiaries suggest in their statement of position that these proposals be implemented through PUC approval of applications submitted in a series of separate proceedings to be initiated by HECO in 1999 and 2000.

In May 1999, the PUC approved HECO's standard form contract for customer retention, which allows HECO to provide an option for customers who would otherwise reduce their energy use from HECO's system by using energy from a nonutility generator. Based on HECO's current rates, the standard form contract provides a 2.77% discount on base energy rates for "Large Power" customers and an 11.27% discount on base energy rates for general service demand customers.

PUC regulation of electric utility rates

The PUC has broad discretion in its regulation of the rates charged by HEI's electric utility subsidiaries and in other matters. Any adverse decision and order (D&O) by the PUC concerning the level or method of determining electric utility rates, the authorized returns on equity or other matters, or any prolonged delay in rendering a D&O in a rate or other proceeding, could have a material adverse effect on the Company's financial condition and results of operations. Upon a showing of probable entitlement, the PUC is required to issue an interim D&O in a rate case within 10 months from the date of filing a completed application if the evidentiary hearing is completed (subject to extension for 30 days if the evidentiary hearing is not completed). There is no time limit for rendering a final D&O. Interim rate increases are subject to refund with interest, pending the final outcome of the case. Management cannot predict with certainty when D&Os in pending or future rate cases will be rendered or the amount of any interim or final rate increase that may be granted.

Recent rate requests

HEI's electric utility subsidiaries initiate PUC proceedings from time to time to request electric rate increases to cover rising operating costs, the cost of purchased power and the cost of plant and equipment, including the cost of new capital projects to maintain and improve service reliability. As of August 2, 1999, the return on average common equity (ROACE) found by the PUC to be reasonable in the most recent final rate decision for each utility was 11.4% for HECO (D&O issued on December 11, 1995 and based on a 1995 test year), 11.65% for HELCO (D&O issued on April 2, 1997 and based on a 1996 test year) and 10.94% for MECO (D&O issued on April 6, 1999 and based on a 1999 test year).

Hawaii Electric Light Company, Inc.
- -----------------------------------

In March 1998, HELCO filed a request to increase rates by 11.5%, or $17.3 million in annual revenues, based on a 1999 test year and a 12.5% ROACE, primarily to recover costs relating to (1) an agreement to buy power from Encogen's 60 MW plant and (2) adding two combustion turbines (CT-4 and CT-5) at HELCO's Keahole power plant. Due to the EAB's denial of HELCO's motion for reconsideration of the EAB's November 25, 1998 decision (see "HELCO power situation--PSD permit" in note (3) to HECO's "Notes to consolidated financial statements") and the delay in purchasing power from Encogen, HELCO's test year 1999 rate increase application was withdrawn in March 1999. New applications are expected to be filed closer to the time when the new generation facilities are expected to be completed.

On July 22, 1999, HELCO filed with the PUC a Notice of Intent to file an application for an increase in rates based on a 2000 calendar year test period. A Notice of Intent must be filed at least two months prior to the filing of a general rate increase application. The increase is primarily to recover (1) costs relating to an agreement to buy power from Encogen's planned 60 MW plant,
(2) depreciation of and return on additional investments in plant and equipment since the last rate case, including pre-PSD permit construction at the Keahole power plant, and (3) increases in other operation and maintenance expenses.

Maui Electric Company, Limited
- ------------------------------

In January 1998, MECO filed a request to increase rates by 15.3%, or $22.4 million in annual revenues, based on a 1999 test year and a 12.75% ROACE, primarily to recover costs relating to the addition of generating unit M17 in late 1998. In November 1998, MECO revised its requested increase to 11.9%, or $16.4 million in annual revenues, based on a 12.75% ROACE. In December 1998, MECO received an interim D&O from the PUC, effective January 1, 1999, authorizing an 8.5%, or $11.7 million, increase in annual revenues (subject to refund with interest, pending the final outcome of the case), based on a ROACE of 11.12%, which was the ROACE authorized in MECO's prior rate case.

In April 1999, MECO received an amended final D&O from the PUC which authorized an 8.2%, or $11.3 million, increase in annual revenues, based on a 1999 test year and a 10.94% ROACE. The amended final D&O required a refund to customers because MECO had previously received under the interim D&O $0.4 million annually in excess of the amount that was finally approved. MECO refunded with interest the excess amounts collected since January 1, 1999, which amounted to approximately $0.1 million.

In March 1999, the PUC issued a D&O denying MECO's request to include $0.8 million in its rate base for exhaust flow enhancers, which were provided as part of a settlement for a warranty claim. MECO wrote-off the $0.8 million in the first quarter of 1999.

Year 2000

The following discussion includes forward looking statements related, but not limited, to the costs of remediation, the effect of such costs on HECO's financial condition and liquidity, anticipated dates of completion of remediation work, future performance of remediated systems, third party remediation, contingency plans and risks, and most reasonably likely worst case scenarios. See also the discussion under "Forward-looking information" above.

State of readiness.  HECO and its subsidiaries have identified information
- -------------------
technology (IT) and non-IT systems which will require Year 2000 remediation work. HECO has prioritized these systems by importance, business risk and Year 2000 exposure, allocating resources accordingly. Remediation work for each of the systems includes an assessment phase, a renovation and validation phase and an implementation phase. Overall, the assessment phase is substantially complete for HECO's and its subsidiaries' systems and it is estimated that 70% of the renovation and validation phase has been completed as of June 30, 1999, with lesser amounts of work completed on the implementation phase. The scheduled completion date for each critical system is not later than September 1999, except as described below.

In December 1998, HECO and its subsidiaries replaced the majority of their business-critical applications with an integrated application suite that is represented to be Year 2000 ready. The installation of an integrated application suite has both simplified and lowered the cost of Year 2000 remediation efforts.

HECO and its subsidiaries have identified third parties with whom they have significant business relationships and are corresponding with these vendors and service providers to determine their Year 2000 readiness. Significant third parties include fuel suppliers, independent power producers, financial institutions and large customers. Approximately 87% of the vendors contacted have responded to HECO regarding their compliance. HECO has formed an Oahu Power Partners Year 2000 Group to provide a forum to share information among HECO, independent power producers and fuel suppliers. HECO has contracted with two of its major vendors of power plant equipment for their services in assessing, remediating and testing their installed control systems. HECO and these vendors have completed remediation of nine of HECO's 15 generating units which could be affected by Year 2000 problems and have tested seven of the nine. HECO has remediated and tested generating units with sufficient generating capacity to meet projected peak load on Oahu for January 1, 2000. HECO expects to have remediated the remaining units, needed for reserve capacity in August, September and November, 1999. HELCO and MECO have remediated and tested generating units with sufficient generating capacity to meet projected peak load on Hawaii and Lanai, respectively, for January 1, 2000. By September 1, 1999, MECO expects to have remediated and tested generating units with sufficient generating capacity to meet projected peak load on Maui and Molokai for January 1, 2000.

Costs.  HECO management believes that the cost to remediate its systems to
- ------
become Year 2000 ready will not have a material adverse effect on HECO's consolidated financial condition or liquidity. The total cost of initiatives undertaken primarily for Year 2000 remediation is estimated at $4.3 million, of which $2.5 million has been incurred through June 30, 1999.

Risks.  The Year 2000 remediation effort addresses two distinct areas of risk--
- ------
(1) electric systems, which deliver power to customers, and (2) business systems, which handle data processing. Importantly, with respect to the electric systems, neither the generation nor distribution systems are fully dependent on automated control systems. Because HECO and its subsidiaries have the capability to manually control the generation and dispatching of power and have some degree of diversity and redundancy in their systems, HECO believes the most reasonably likely worst case scenario would be brief, localized power outages and billing, payment, collection and/or reporting errors or delays.

Contingency plans.  Contingency plans in the event of a Year 2000 problem are
- ------------------
being developed for HECO and its subsidiaries. HECO and its subsidiaries plan to have approximately 300 employees on standby on September 9, 1999 and December 31, 1999, and on other critical dates in 1999 and 2000, as deemed necessary. Work crews will be able to manually operate equipment, making a prolonged power outage unlikely.

                              FINANCIAL CONDITION

Liquidity and capital resources
- -------------------------------

Consolidated HECO believes that its ability to generate cash, both internally from operations and externally from debt and equity issues, is adequate to maintain sufficient liquidity to fund its construction programs and to satisfy debt and other cash requirements in the foreseeable future.

Electric utility

HECO's consolidated capital structure was as follows:



(in millions)                                               June 30, 1999                             December 31, 1998
- ---------------------------------------------------------------------------------------------------------------------------
Short-term borrowings from nonaffiliates and
 affiliate....................................           $  123                  7%                $  139                 8%
Long-term debt................................              627                 37                    622                36
HECO-obligated preferred securities of trust
 subsidiaries.................................              100                  6                    100                 6
Preferred stock...............................               34                  2                     81                 5
Common stock equity...........................              797                 48                    787                45
                                                         ------              -----                 ------             -----
                                                         $1,681                100%                $1,729               100%
                                                         ======              =====                 ======             =====

Operating activities provided $93 million in net cash during the first six months of 1999. Investing activities used net cash of $39 million, primarily for capital expenditures. Financing activities used net cash of $91 million, including $31 million for the payment of common and preferred dividends and preferred securities distributions, $42 million for preferred stock redemptions and $16 million for the net repayment of short-term borrowings, partially offset by a $5 million net increase in long-term debt.

The electric utilities' consolidated financing requirements for 1999 through 2003, including net capital expenditures, long-term debt retirements, preferred stock redemptions and sinking fund requirements, are currently estimated to total $660 million. HECO's consolidated internal sources, after the payment of common stock and preferred stock dividends, are expected to provide approximately 79% of the consolidated financing requirements, with debt and equity financing providing the remaining requirements. As of June 30, 1999, $25 million of proceeds from previous sales by the Department of Budget and Finance of the State of Hawaii of special purpose revenue bonds issued for the benefit of HECO, MECO and HELCO remain undrawn. Also as of June 30, 1999, an additional $88 million of special purpose revenue bonds were authorized by the Hawaii Legislature for issuance for the benefit of HECO and MECO prior to the end of 1999 and an additional $100 million of revenue bonds were authorized for issuance for the benefit of HECO and HELCO prior to the end of 2003. HECO estimates that it will require approximately $26 million in new common equity, in addition to retained earnings, over the five-year period 1999 through 2003. The PUC must approve issuances of long-term debt and equity securities by HECO, HELCO and MECO.

Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Net capital expenditures for the five-year period 1999 through 2003 are currently estimated to total $608 million. Approximately 75% of forecast gross capital expenditures, which includes the allowance for funds used during construction and capital expenditures funded by third-party cash contributions in aid of construction, is for transmission and distribution projects, with the remaining 25% primarily for generation projects.

For 1999, electric utility net capital expenditures are estimated to be $142 million. Gross capital expenditures are estimated to be $157 million, comprised of approximately $120 million for transmission and distribution projects, $12 million for new generation projects and $25 million for general plant and existing generation projects. Drawdowns of proceeds from previous and future sales of tax-exempt special purpose revenue bonds, sales of common stock to HEI and the generation of funds from internal sources are expected to provide the cash needed for the net capital expenditures.

Management periodically reviews capital expenditure estimates and the timing of construction projects. These estimates may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of KWH sales and peak load, the availability of purchased power, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, demand-side management programs and requirements of environmental and other regulatory and permitting authorities.

Ratio of earnings to fixed charges

The following table sets forth HECO's consolidated ratios of earnings to fixed charges for the periods indicated:


                                                                                                                  Six Months
                                                                                                                    Ended
                                                               Years Ended December 31,                            June 30,
                                               ------------------------------------------------------------   --------------------
                                                 1994         1995         1996         1997         1998       1998       1999
                                               --------     --------     --------     --------     --------   --------   ---------
Ratio of Earnings to Fixed Charges.........      3.47         3.46         3.58         3.26         3.33       3.13        2.98
                                               ========     ========     ========     ========     ========   ========   =========


In computing the Ratio of Earnings to Fixed Charges, earnings represent Income Before Preferred Stock Dividends of HECO (reduced by Allowance for Borrowed Funds Used During Construction) plus federal and state income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (without reduction for the Allowance for Borrowed Funds Used During Construction) plus amortization of net bond premium and expense, pre-tax preferred stock dividend requirements of MECO and HELCO, the estimated interest component of rentals and the preferred securities distribution requirements of HECO Capital Trust I and HECO Capital Trust II.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.


HAWAIIAN ELECTRIC INDUSTRIES, INC.         HAWAIIAN ELECTRIC COMPANY, INC.
                     (Registrant)                            (Registrant)





/s/ Robert F. Mougeot                      /s/ Paul Oyer
- -----------------------------------        -------------------------------------
Robert F. Mougeot                          Paul A. Oyer
Financial Vice President and               Financial Vice President and
 Chief Financial Officer of HEI             Treasurer
(Principal Financial Officer of HEI)       (Principal Financial Officer of HECO)

Date:  August 3, 1999                      Date:  August 3, 1999